                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

         [ ] Preliminary proxy statement

         [X] Definitive proxy statement

         [ ] Definitive additional materials

         [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Shorewood Packaging Corporation
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

         [X] No Fee Required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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         [ ] Fee paid previously with preliminary materials:

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         [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

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         (2)      Form, Schedules or Registration Statement No.:

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         (3)      Filing party:

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         (4)      Date filed:

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

                        SHOREWOOD PACKAGING CORPORATION

                                277 PARK AVENUE
                         NEW YORK, NEW YORK 10172-0124
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 23, 1998
                            ------------------------

TO THE STOCKHOLDERS OF SHOREWOOD PACKAGING CORPORATION

     NOTICE is hereby given that the Annual Meeting (the "Meeting") of Stockholders of SHOREWOOD PACKAGING CORPORATION (the "Company"), a Delaware corporation, will be held at The Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Room C, New York, New York, on September 23, 1998 at 9:30 A.M. for the following purposes:

     1. To elect two directors comprising the Class III Directors to serve until the 2001 Annual Meeting of Stockholders.

     2. To consider and vote upon an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000.

     3. To consider and vote upon an amendment to the Company's 1995 Performance Bonus Plan to extend its term for an additional period of three years.

     4. To ratify the selection of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending May 1, 1999.

     5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on August 15, 1998 as the date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. A list of stockholders entitled to vote at the Meeting will be open to examination by stockholders during ordinary business hours for a period of ten (10) days prior to the Meeting at the executive offices of the Company, 277 Park Avenue, New York, New York 10172-0124.

                                          By order of the Board of Directors,

                                          Andrew N. Shore
                                          Secretary
New York, New York
August 20, 1998

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        SHOREWOOD PACKAGING CORPORATION

                                277 PARK AVENUE
                         NEW YORK, NEW YORK 10172-0124
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                PROXY STATEMENT

                  APPROXIMATE DATE OF MAILING: AUGUST 20, 1998

     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board" or the "Board of Directors") of Shorewood Packaging Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at the time and place set forth in the foregoing notice and at any adjournment thereof (the "Meeting"). Only stockholders of record (the "Stockholders") of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on August 15, 1998 are entitled to notice of, and to vote at, the Meeting. Proxies in the accompanying form, which are properly executed and duly returned to the Company and not revoked prior to exercise, will be voted in accordance with the instructions contained therein. If a Proxy is executed and returned without instructions as to how it is to be voted, such Proxy will be voted in favor of all proposals contained in this Proxy Statement. Each Proxy granted pursuant to this solicitation is revocable and may be revoked at any time prior to its exercise provided written notice of revocation is received by the Secretary of the Company prior to the Meeting. A Stockholder who attends the Meeting in person may, if he or she wishes, vote by ballot at the Meeting, thereby canceling any Proxy previously given by such Stockholder.


     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum at the Meeting. Any Stockholder present in person or by proxy who abstains from voting on any particular matter described herein will be counted for purposes of determining a quorum. For purposes of voting on the matters described herein, (i) directors shall be elected by a plurality of the voting power present in person or represented by proxy at the Meeting and entitled to vote and (ii) the other matters shall be determined by the affirmative vote of the majority of the voting power present in person or represented by proxy at the Meeting and entitled to vote on the matter. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee, shares present by proxy where the Stockholder properly withholds authority to vote for such nominee and broker non-votes will not be counted towards such nominee's achievement of a plurality. With respect to any of the other matters to be voted upon, if the Stockholder abstains from voting or directs his or her proxy to abstain from voting, the shares are considered present at the Meeting for such matter but, since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes on any such matter, the shares are not considered present at the Meeting for purposes of voting on such matter and they are, therefore, not counted in respect of such matter. Provided that a quorum is otherwise present, such broker non-votes do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.


     All share information appearing in this Proxy Statement gives effect to a 3-for-2 stock split of the Company's Common Stock effected in May 1998, which was paid in the form of a 50% stock dividend.

                             PRINCIPAL STOCKHOLDERS

     The outstanding voting stock of the Company as of July 1, 1998 consisted of 26,692,275 shares of Common Stock, with each share entitled to one vote. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days. So far as is known to the Company, the following were the only beneficial owners of more than 5% of the outstanding Common Stock of the Company on such date:

NAME AND ADDRESS                                              AMOUNT OF SHARES     PERCENT
OF BENEFICIAL OWNER                                          BENEFICIALLY OWNED    OF CLASS
-------------------                                          ------------------    --------
Marc P. Shore(1)...........................................      5,002,228          18.74%
  c/o Shorewood Packaging Corporation
  277 Park Avenue New York, NY 10172-0124
Ariel Capital Management, Inc.(2)..........................      3,736,897          14.00%
  307 North Michigan Avenue
  Chicago, Illinois 60601
Franklin Resources, Inc.(3)................................      1,449,802           5.43%
  777 Mariners Island Blvd.
  San Mateo, California 94404

---------------
(1) Marc P. Shore is the President, Chairman and Chief Executive Officer of the Company. The shares reflected in this column consist of: (1) 1,178,101 shares owned outright by Marc P. Shore, of which 85,650 shares are restricted shares awarded pursuant to the Company's Long Term Incentive Program and are subject to forfeiture (for a description of the restricted shares, see "Executive Compensation -- Summary Compensation
    Table -- Footnote (3)"); (2) 314,127 shares which could be acquired on or within 60 days after July 1, 1998 upon the exercise of stock options granted under the Company's incentive and stock option plans (collectively, the "Incentive Plans"); (3) 743,850 shares held by the Estate of Paul B. Shore (the "Estate") (see discussion below); (4) 2,700,000 shares held by the Shore Family Partnership, L.P., a California limited partnership (the "Family Partnership") (see discussion below); and (5) 66,150 shares held by the Shore Trust (see discussion below).

    Pursuant to the terms of the will of Paul B. Shore, the founder of the Company who passed away in December 1995, Marc P. Shore has sole decision-making power with respect to all shares of Common Stock included in the Estate. The Estate held 743,850 shares of Common Stock as of July 1, 1998. Marc P. Shore disclaims beneficial ownership with respect to 743,850 of such shares.

    The Family Partnership is an investment partnership for the benefit of Marc
    P. Shore and the other children of Paul B. Shore. The Family Partnership terminates on January 1, 2030, subject to earlier termination by operation of law or under the terms of the Limited Partnership Agreement. By virtue of his control over the Shore Family LLC, which is the sole general partner of the Family Partnership, Marc P. Shore has effective decision-making power with respect to all shares of Common Stock owned by the Family Partnership. The Family Partnership owned 2,700,000 shares of Common Stock as of July 1, 1998. Marc P. Shore disclaims beneficial ownership as to 2,459,970 of such shares.

    Marc P. Shore serves as co-trustee of a trust which holds 66,150 shares of Common Stock for the benefit of one other child of Paul B. Shore. As co-trustee, Marc P. Shore shares decision-making authority with respect to any shares of Common Stock held by the trust. Marc P. Shore disclaims beneficial ownership of all of such shares.

(2) Represents shares held by investment advisory clients of Ariel Capital Management, Inc. This information is based solely upon the contents of filings under Section 13 of the Exchange Act made by Ariel Capital Management, Inc.

(3) Represents shares held by open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. This information is based solely upon the contents of filings under Section 13 of the Exchange Act made by Franklin Resources, Inc.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are identified in the table below. Each executive officer of the Company serves at the pleasure of the Board of Directors.

                                           YEAR
                                         BECAME AN
                                         EXECUTIVE
NAME                              AGE     OFFICER                POSITIONS
----                              ---    ---------               ---------
Marc P. Shore...................  44       1982       Chairman of the Board, Chief
                                                      Executive Officer and President
Floyd S. Glinert................  69       1968       Executive Vice President --
                                                      Marketing and Director
Howard M. Liebman...............  56       1994       Executive Vice President, Chief
                                                      Financial Officer and Director
Charles Kreussling..............  69       1966       Executive Vice President --
                                                      Manufacturing
Kenneth M. Rosenblum............  55       1988       Senior Vice President -- Sales
William H. Hogan................  39       1995       Vice President -- Finance/
                                                      Corporate Controller
Andrew N. Shore.................  45       1996       Vice President, General Counsel
                                                      and Secretary

                             ELECTION OF DIRECTORS

     At the Meeting, two directors comprising the Class III Directors are to be elected for three-year terms expiring in 2001 and until their successors are elected and qualified. The Board of Directors has designated Howard M. Liebman and Marc P. Shore as nominees. Seymour Leslie, a Class III Director, has decided not to seek re-election upon the expiration of his term. As of the date hereof, the Board has no current intention to designate a nominee to fill the vacancy created by the expiration of Seymour Leslie's term; however, the vacancy may be filled at a later date. Proxies received from Stockholders will be voted, unless authority to so vote is withheld, for the election of the nominees identified in the following table. Authority to vote for any or all of the nominees may be withheld in the manner indicated on the enclosed Proxy. If for any reason any of the nominees becomes unavailable for election, the Proxies solicited will be voted for such other nominees as are selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will not be available or will not serve if elected. Set forth in the following table is certain information with respect to (i) each nominee nominated to serve as a Class III Director for a term to expire in 2001 and (ii) the Class I Directors and the Class II Directors whose terms expire in 1999 and 2000, respectively. Each nominee described is presently a director of the Company.

     Howard M. Liebman, Executive Vice President and Chief Financial Officer of the Company, was elected by the Board as a Class III Director to serve the remainder of the term of Paul B. Shore, a Class III Director who passed away on December 10, 1995. Each nominee for director at the Meeting, except for Mr. Liebman, and each director in office after the Meeting, was previously elected to the Board by the Stockholders of the Company.

                                                                     YEAR FIRST
                                                                       BECAME
                            NAME                              AGE    A DIRECTOR
                            ----                              ---    ----------
                                   NOMINEES
                     CLASS III: NEW TERM TO EXPIRE IN 2001
Howard M. Liebman...........................................  56        1996
Marc P. Shore...............................................  44        1982
                        DIRECTORS CONTINUING IN OFFICE
                        CLASS I: TERM TO EXPIRE IN 1999
Melvin L. Braun.............................................  76        1987
Floyd S. Glinert............................................  69        1968
                       CLASS II: TERM TO EXPIRE IN 2000
R. Timothy O'Donnell........................................  42        1991
Kevin J. Bannon.............................................  46        1992
William P. Weidner..........................................  53        1993

     The Board of Directors recommends a vote FOR each of the nominees for election as CLASS III DIRECTORS.

                            BIOGRAPHICAL INFORMATION

     Certain information about the executive officers and directors of the Company is set forth below. This information has been furnished to the Company by the individuals named.

     Marc P. Shore was elected Chairman of the Board and Chief Executive Officer of the Company in January 1996 following the passing of his father, Paul B. Shore, the founder of the Company. He has served as the President of the Company since October 1991, and has been employed by the Company in various executive capacities since 1982.

     Howard M. Liebman joined the Company as Executive Vice President and Chief Financial Officer in June 1994. He was elected as a director of the Company in January 1996 to fill the vacancy created by the passing of Paul B. Shore. Mr. Liebman is a Certified Public Accountant. Prior to joining the Company, Mr. Liebman had been an audit partner for more than twenty years at the accounting firm of Deloitte & Touche LLP, where he was actively involved in the Company's account.

     Floyd S. Glinert has been employed by the Company since 1968. Mr. Glinert is responsible for certain aspects of the Company's marketing management including advertising, sales promotion and public relations. In addition, he is responsible for the development and planning of new packaging opportunities.

     Melvin L. Braun was a partner of Touche Ross & Co. (now known as Deloitte & Touche LLP), New York, New York, and predecessor firms from 1950 until he retired on September 1, 1987. Mr. Braun currently serves as a special assistant to the Chairman and as a director of Conair Corp. He also acts as an independent consultant to Euro-Russian Banking Corp. and its subsidiaries.

     R. Timothy O'Donnell is the President of Jefferson Capital Group, Ltd., an investment banking firm located in Richmond, Virginia. He has served in that capacity since August 1989.

     Kevin J. Bannon is an Executive Vice President and Chief Investment Officer of The Bank of New York. From April 1979 to the present date, Mr. Bannon has held various management positions with The Bank of New York. He is a Chartered Financial Analyst.

     William P. Weidner is the President of LVSI Development, Inc., a developer of hotel and casino properties based in Las Vegas, Nevada. He assumed that position in December 1995. From 1985 until December 1995, he served as the President and Chief Operating Officer of Pratt Hotel Corporation, a worldwide operator and developer of casino and resort properties. He also served as the President of Hollywood Casino-Aurora, Inc., an operator of riverboat casinos, from 1992 until December 1995.

     Charles Kreussling has been employed by the Company since its inception in 1966 and has been an Executive Vice President of the Company since 1979. Mr. Kreussling is responsible for the Company's overall manufacturing and plant administration.

     Kenneth M. Rosenblum joined the Company in 1969 as an account executive for the music industry. From 1970 until 1993, Mr. Rosenblum served as Vice
President -- Sales of the Company. In 1993, he was promoted to Senior Vice President -- Sales, Home Entertainment. In that capacity, he is responsible for all sales to video, music and computer software accounts.

     William H. Hogan joined the Company as Corporate Controller in June 1995, and in October 1996 was elected Vice President -- Finance of the Company. Mr. Hogan, a Certified Public Accountant, was a senior manager with the accounting firm of Grant Thornton, LLP, from 1994 to 1995. From 1981 until 1994, Mr. Hogan was employed by the accounting firm of Deloitte & Touche LLP, where he was actively involved in servicing the Company. He was a senior manager with Deloitte & Touche LLP from 1989 until 1994.

     Andrew N. Shore joined the Company as General Counsel in June 1996. Mr. Shore was elected Secretary of the Company in August 1996 and was appointed a Vice President of the Company in November 1996. Prior to joining the Company, Mr. Shore practiced law in Los Angeles, California, concentrating in the areas of real estate finance and commercial law. For a period of two years prior to joining the Company, Mr. Shore provided legal services to the Company. Prior to engaging in private law practice, Mr. Shore served as general counsel of DeAnza Group, Inc., a real estate investment firm.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Executive Committee which is currently composed of Messrs. Marc P. Shore, Howard M. Liebman and Melvin L. Braun. During the year ended May 2, 1998 ("fiscal year 1998"),

Seymour Leslie served as a member of the Executive Committee; however, he is not seeking re-election to the Board for an additional term. The Executive Committee has the responsibility, between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except for certain specified matters that by law must be approved by the entire Board. The Executive Committee also coordinates and implements financial and other policies and reviews the status of all operational activities.

     In addition, the Company has an Audit Committee which is currently composed of Messrs. Melvin L. Braun and R. Timothy O'Donnell, each of whom is not an officer or employee of the Company or its subsidiaries. During fiscal year 1998, Seymour Leslie served as a member of the Audit Committee; however, he is not seeking re-election to the Board for an additional term. The Audit Committee has the responsibility of recommending the Company's outside auditors, reviewing the scope and results of audits, and examining procedures for ensuring compliance with the Company's policies on conflicts of interest.

     The Company has a Compensation and Stock Option Committee (the "Committee" or the "Compensation Committee") which currently consists of Messrs. William P. Weidner, Kevin J. Bannon and R. Timothy O'Donnell. In addition, during fiscal year 1998 Seymour Leslie served as an alternate member with respect to any matter in connection with which a regular member is by statute or regulation deemed not to be disinterested. The Board of Directors intends to appoint a new alternate member in respect of fiscal year 1999. No member or alternate member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. The Compensation Committee works closely with the Board in establishing and implementing the Company's compensation policies and practices. See "Report of Compensation Committee." Additionally, it administers the Company's bonus and other compensation programs and the Company's Incentive Programs under which employees of the Company are eligible to receive stock options, restricted stock and other benefits.

     The Company does not have a nominating committee.

MEETINGS OF THE BOARD

     During fiscal year 1998, the Board of Directors held five meetings, of which two meetings were held by telephone conference call, the Audit Committee held one meeting and the Compensation Committee held one meeting. In addition, during fiscal year 1998, the Board of Directors acted once by written consent of its members. During fiscal year 1998, each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period that such director served) and (2) the total number of meetings held by all committees of the Board on which such director served (during the period that he served). The Company's directors discharge their responsibilities throughout the year, not only at Board of Directors' and committee meetings, but also through personal meetings and other communications, including telephone contacts with the Chairman and others.

EQUITY SECURITIES BENEFICIALLY OWNED BY THE DIRECTORS AND NAMED EXECUTIVE
OFFICERS

     According to information furnished to the Company as of July 1, 1998, the directors of the Company, the Company's "named executive officers" (the "Named Executive Officers") within the meaning of Item 402(a)(3) of Regulation S-K of the Securities Act of 1933, as amended (the "Act"), and all directors and executive officers as a group, beneficially owned shares of Common Stock of the Company as set forth below. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Exchange Act under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                                           AMOUNT OF SHARES
                                                             BENEFICIALLY         PERCENT
                NAME OF BENEFICIAL OWNER                        OWNED            OF CLASS
                ------------------------                   ----------------      ---------
Marc P. Shore(1).........................................     5,002,228            18.74%
Charles Kreussling(2)....................................       324,675             1.22%
Floyd S. Glinert(3)......................................       262,200              (4)
R. Timothy O'Donnell(5)..................................       221,318              (4)
Howard M. Liebman(6).....................................       212,828              (4)
Melvin L. Braun(7).......................................        35,634              (4)
William P. Weidner(7)....................................        44,700              (4)
Kevin J. Bannon(7).......................................        22,950              (4)
Kenneth M. Rosenblum(8)..................................       121,295              (4)
All directors and executive officers as a group
  (11 persons)(9)(10)....................................     6,437,128            23.62%

---------------
 (1) See "Principal Stockholders -- Footnote (1)."

 (2) Includes 90,000 shares owned by Charles Kreussling's wife, as to which Mr. Kreussling disclaims beneficial ownership. The table does not include 750 shares owned by one of Mr. Kreussling's adult children who shares the same household.

 (3) Includes 4,500 shares owned by Floyd S. Glinert's wife, as to which Mr. Glinert disclaims beneficial ownership.

 (4) Less than 1%.

 (5) Includes: (i) 450 shares owned by Mr. O'Donnell's wife as custodian for their three minor children; (ii) 22,231 shares owned by Jefferson Capital Group, Ltd. (of which Mr. O'Donnell is the President and a principal stockholder); (iii) 37,500 shares which could be acquired on or within 60 days after July 1, 1998 upon the exercise of an option granted to Jefferson Capital Group, Ltd.; and (iv) 13,200 shares which could be acquired on or within 60 days after July 1, 1998 upon the exercise of options granted under the Company's Incentive Plans. (See "Executive
     Compensation -- Compensation of Directors").

 (6) Includes (i) 113,474 shares which could be acquired on or within 60 days after July 1, 1998 upon the exercise of stock options granted under the Company's Incentive Plans (see "Executive Compensation -- Aggregated Option Exercises and Fiscal Year-End Option Values"); (ii) 79,101 shares of restricted stock awarded under the Company's Long-Term Incentive Program, all of which are subject to forfeiture. (See "Executive Compensation -- Summary Compensation Table-Footnote (3)"); and (iii) 6,150 shares held in a joint account with Mr. Liebman's wife.

 (7) Includes 13,200 shares which could be acquired on or within 60 days after July 1, 1998 upon the exercise of options granted under the Company's Incentive Plans. (See "Executive Compensation -- Compensation of Directors").

 (8) Includes: (i) 27,013 shares which could be acquired on or within 60 days after July 1, 1998 upon the exercise of stock options granted under the Company's Incentive Plans. (See "Executive Compensation -- Aggregated Option Exercises and Fiscal Year-End Option Values"); and (ii) 5,178 shares of restricted stock awarded under the Company's Long-Term Incentive Program, all of which are subject to forfeiture. (See "Executive Compensation -- Summary Compensation Table-Footnote (3)")

 (9) The total number of directors and executive officers of the Company includes two executive officers who were not included as Named Executive Officers for fiscal year 1998.

(10) Includes 556,914 shares subject to stock options which could be acquired on or within 60 days after July 1, 1998 and 184,929 shares of restricted stock awarded pursuant to the Company's Long-Term Incentive Program, all of which are subject to forfeiture. Does not include the shares held by Seymour Leslie, presently a Class III Director of the Company, who is not seeking re-election at the Meeting.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth certain information concerning the compensation of the Named Executive Officers for each of the three fiscal years during the period ending May 2, 1998.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL                 LONG TERM              ALL OTHER
                                           COMPENSATION(1)       COMPENSATION AWARDS      COMPENSATION(6)
                                          -----------------   -------------------------   ---------------
                                                                             OPTIONS TO
                                                               RESTRICTED     PURCHASE
                                          SALARY     BONUS    STOCK AWARDS   SHARES(4)
NAME AND PRINCIPAL POSITION     YEAR*       ($)       ($)         ($)           (#)             ($)
---------------------------     -----     ------     -----    ------------   ----------         ---
Marc P. Shore..............  Fiscal 1998  800,000   302,000          --            --         149,125(7)
  Chairman of the Board,     Fiscal 1997  815,385   450,000(2)        --      269,565(5)      155,520(7)
  Chief Executive Officer    Fiscal 1996  700,000    50,000          --        44,565          11,720
  and President
                             ----------------------------------------------------------------------------
Floyd S. Glinert...........  Fiscal 1998  299,988        --          --            --           5,950
  Executive Vice             Fiscal 1997  305,757        --          --            --          16,938
  President -- Marketing     Fiscal 1996  299,988        --          --            --          16,041
  and Director
                             ----------------------------------------------------------------------------
Charles Kreussling.........  Fiscal 1998  250,000   125,000          --            --          15,964
  Executive Vice             Fiscal 1997  215,385   125,000          --            --          18,449
  President --               Fiscal 1996  200,000   100,000          --            --          16,623
  Manufacturing
                             ----------------------------------------------------------------------------
Howard M. Liebman..........  Fiscal 1998  325,000   100,000     497,490(3)         --         214,970(8)(9)
  Executive Vice President,  Fiscal 1997  331,250   100,000          --        26,737         142,043(8)(9)
  Chief Financial Officer    Fiscal 1996  275,000   100,000          --        26,737          41,626(8)
  and Director
                             ----------------------------------------------------------------------------
Kenneth M. Rosenblum.......  Fiscal 1998  163,366   125,000          --            --           6,179
  Senior Vice President --   Fiscal 1997  154,903   100,000          --        43,507           5,895
  Sales                      Fiscal 1996  134,992     -0-            --         6,007           3,512
                             ----------------------------------------------------------------------------

---------------
 *  1997 was a 53-week year

(1) The aggregate amount of perquisites and other personal benefits for each of the Named Executive Officers did not equal or exceed the lesser of either $50,000 or 10% of the total of such individual's base salary and bonus, as reported herein for the applicable fiscal years, and is not reflected in the table.

(2) In fiscal 1997, Marc P. Shore received a $450,000 bonus. Mr. Shore was entitled to receive a cash bonus in excess of $1.2 million in fiscal 1997 under a five-year bonus plan of the Company (the "Bonus Plan"); however, Mr. Shore waived such bonus and accepted the $450,000 bonus.

(3) Represents the dollar value on the date of grant of 30,000 shares of restricted stock (the "Liebman Restricted Shares") awarded by the Compensation Committee to Howard M. Liebman in October 1997 under the Company's Long-Term Incentive Program. The value of the Liebman Restricted Shares reported in this column was calculated by multiplying the closing market price of the Common Stock as reported on the New York Stock Exchange ("NYSE") on the date of grant by the 30,000 Restricted

    Shares, without any adjustment for forfeiture or termination contingencies. As of May 2, 1998, the 30,000 Restricted Shares were valued at $480,000 (calculated by multiplying the closing price of the Common Stock as reported on NYSE on May 1, 1998 (the last trading day in the fiscal year) by the 30,000 Restricted Shares).

    In addition, in July 1994 the Compensation Committee awarded restricted stock to certain executives pursuant to the Company's Long-Term Incentive Program. Set forth below are the number and value of the aggregate restricted share holdings of each Named Executive Officer as of May 2, 1998. Values were calculated by multiplying the closing price of the Common Stock as reported on NYSE on May 1, 1998 (the last trading day in this fiscal year) by the respective number of shares.

NAMED EXECUTIVE OFFICER                                  SHARES(#)     VALUE($)
-----------------------                                  ----------    ---------
Marc P. Shore(a).......................................    25,650       410,400
Howard M. Liebman(b)...................................    44,101       705,616
Kenneth M. Rosenblum(c)................................     5,178        82,848

---------------
        (a) In July 1994, 51,301 shares of restricted Common Stock were granted to Mr. Shore, of which 25,651 vested on April 30, 1997 and 25,650 are due to vest on April 30, 2002.

        (b) In July 1994, 28,204 shares of restricted Common Stock were granted to Mr. Liebman, of which 14,103 vested on April 30, 1997 and 14,101 are due to vest on April 30, 2002. As indicated above, an additional 30,000 shares of restricted Common Stock were granted to Mr. Liebman in October 1997.

        (c) In July 1994, 10,357 shares of restricted Common Stock were granted to Mr. Rosenblum, of which 5,179 vested on April 30, 1997 and 5,178 are due to vest on April 30, 2002.

    The Liebman Restricted Shares awarded by the Compensation Committee in October 1997 are subject to a four year vesting requirement based on the performance of the Company's Common Stock or, alternatively, an eight year employment vesting requirement. The shares of restricted stock awarded by the Compensation Committee in July 1994 are subject to a three year vesting requirement based on the performance of the Company's Common Stock or, alternatively, an eight year employment vesting requirement. If the grantee's employment terminates prior to vesting, the restricted shares awarded to him will be forfeited. During the vesting period, the grantee may not dispose of, but may vote, the restricted shares and is entitled to receive any dividends paid on such shares.

(4) Stock options are granted under the terms and provisions of the Company's Incentive Plans.

(5) In fiscal 1997, Marc P. Shore was awarded non-qualified stock options to purchase 225,000 shares of the Company's Common Stock. In addition, in fiscal 1997 Mr. Shore was granted 44,565 options under the Company's 1993 Incentive Program (the "1993 Program").

(6) Amounts reported under this column include the dollar value of the following:

                                                         VALUE OF LIFE-        CONTRIBUTIONS TO
                                                           INSURANCE            401(K) EMPLOYEE
    NAME                                    YEAR         PREMIUMS(A)($)       SAVINGS PLAN(B)($)
    ----                                    ----         --------------       ------------------
    Marc P. Shore......................  Fiscal 1998         15,170                  6,500
                                         Fiscal 1997         19,070                  8,395
                                         Fiscal 1996          7,895                  3,825
                                         ------------------------------------------------------------
    Floyd S. Glinert...................  Fiscal 1998             --                  5,950
                                         Fiscal 1997         10,538                  6,400
                                         Fiscal 1996         10,538                  5,503
                                         ------------------------------------------------------------
    Charles Kreussling.................  Fiscal 1998         12,214                  3,750
                                         Fiscal 1997         11,841                  6,608
                                         Fiscal 1996         13,145                  3,478
                                         ------------------------------------------------------------
    Howard M. Liebman..................  Fiscal 1998         13,501                  4,371
                                         Fiscal 1997         13,281                  8,449
                                         Fiscal 1996          8,981                  3,506
                                         ------------------------------------------------------------
    Kenneth M. Rosenblum...............  Fiscal 1998          1,800                  4,379
                                         Fiscal 1997          1,800                  4,095
                                         Fiscal 1996          1,800                  3,512
                                         ------------------------------------------------------------

---------------
     (a) Reflects life-insurance premiums paid by the Company on behalf of the Named Executive Officer.

     (b) Reflects contributions to the Company's tax-qualified 401(k) Employee Savings Plan that covers all employees who have completed 1,000 hours of service and one year of employment.

(7) Includes (i) $120,817 paid in fiscal 1998 and $121,417 paid in fiscal 1997, which represent the Company's share of premiums paid in the respective years under a Split Dollar Life Insurance Arrangement for the benefit of Marc P. Shore whereby the Company will generally recover in full its share of the premiums upon the cancellation, or purchase by Mr. Shore, of the life insurance policy or the payment of death benefits under the life insurance policy and (ii) $6,638 paid in fiscal 1998 and in fiscal 1997, which represent disability premiums paid by the Company in the respective years on behalf of Marc P. Shore.

(8) Includes $108,114 earned in fiscal 1998, $30,959 earned in fiscal 1997 and $29,139 earned in fiscal 1996 by a trust established by the Company for Mr. Liebman's benefit, pursuant to which income earned on the trust principal is accumulated for payment to Mr. Liebman upon his retirement from the Company. For a description of the trust, see "Employment Agreements with Named Executive Officers".

(9) Includes $88,984 paid in fiscal 1998 and $89,354 paid in fiscal 1997, which represent the Company's share of premiums paid in the respective years under a Split Dollar Life Insurance Arrangement for the benefit of Howard M. Liebman whereby the Company will generally recover in full its share of the premiums upon the cancellation, or purchase by Mr. Liebman, of the life insurance policy or the payment of death benefits under the life insurance policy.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table provides certain summary information concerning stock option exercises during the fiscal year ended May 2, 1998 by the Named Executive Officers and the value of unexercised stock options held by the Named Executive Officers as of May 2, 1998.

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED            "IN THE MONEY"
                              NUMBER OF                         OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                SHARES                           YEAR END(1)(#)                YEAR END(2)($)
                               ACQUIRED         VALUE      ---------------------------   ---------------------------
NAME                        ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        --------------   -----------   -----------   -------------   -----------   -------------
Marc P. Shore.............      67,500         584,550       302,987        55,705        1,275,876       236,699
Floyd S. Glinert..........          --              --        -0-           -0-             -0-           -0-
Charles Kreussling........          --              --        -0-           -0-             -0-           -0-
Howard M. Liebman.........          --              --        91,790        48,421          414,020       224,755
Kenneth M. Rosenblum......      15,000         138,650        18,012        37,509           86,707       185,893

---------------
(1) Represents the aggregate number of stock options held as of May 2, 1998 which could and could not be exercised on that date pursuant to the terms of the stock option agreements related thereto and the Incentive Plans.

(2) Values were calculated by multiplying (i) the respective number of shares by
    (ii) the closing market price of the Common Stock as reported on NYSE on May 1, 1998 (the last trading day of the fiscal year) less the exercise price per share, without any adjustment for any termination or vesting contingencies.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Marc P. Shore


     Marc P. Shore, the Company's Chairman, Chief Executive Officer and President, and the Company entered into a five-year employment agreement, effective as of May 3, 1998, which supersedes and replaces Mr. Shore's employment agreement with the Company effective as of May 1, 1995 (the "Prior Shore Employment Agreement"). The terms of the employment agreement are substantially similar to those contained in the Prior Shore Employment Agreement, except that the agreement grants Mr. Shore a signing bonus in the aggregate amount of $1 million, payable in full although earned ratably over his five-year employment period, provided that Mr. Shore continues to be employed with the Company at the end of each such year. If a "change in control" of the Company, as defined in the agreement, occurs at any time during the last two years of the agreement, the term of the agreement will be automatically extended for an additional two years. The agreement grants Mr. Shore an annual base salary of $800,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Mr. Shore's annual base salary is currently $800,000. Mr. Shore is also entitled to participate in the Company's Bonus Plan, a five-year plan, pursuant to which he is eligible to receive performance bonuses of up to $2 million per covered year if certain pre-established thresholds are met. The agreement also authorizes the Company to grant Mr. Shore discretionary bonuses outside of the scope of the Bonus Plan. If Mr. Shore's employment by the Company is terminated in connection with a "change in control" of the Company, as defined in the agreement, he would be entitled to a lump sum payment equal to approximately three times his average annual compensation, as defined in the agreement, during the Base Period. The agreement requires the Company to maintain term life insurance on the life of Mr. Shore and to carry supplemental disability insurance for his benefit. Simultaneously with the authorization of Mr. Shore's employment agreement by the Board, the Company granted to Mr. Shore options to purchase 250,000 shares of Common Stock. In addition, Mr. Shore was entitled to receive a bonus in excess of $1.2 million under the Bonus Plan on account of fiscal year 1997. However, he elected to forego that bonus and accepted a bonus of $450,000. In addition, Mr. Shore earned a bonus of $302,000 on account of fiscal year 1998. (See "Executive Compensation -- Summary Compensation Table").

Howard M. Liebman

     The Company and Howard M. Liebman entered into a five-year employment agreement effective as of May 3, 1998, which supersedes and replaces Mr. Liebman's employment agreement with the Company dated as of June 3, 1994 (the "Prior Liebman Employment Agreement"). The terms of the employment agreement are substantially similar to those contained in the Prior Liebman Employment Agreement. If a "change in control" of the Company, as defined in the agreement, occurs at any time during the last two years of the agreement, the term of the agreement will be automatically extended for an additional two years. Pursuant to the employment agreement, Mr. Liebman is entitled to receive an annual base salary of $450,000, subject to periodic increases at the discretion of the Board. The agreement provides that if Mr. Liebman's employment by the Company is terminated in connection with a "change in control" of the Company, as defined in the agreement, Mr. Liebman will be entitled to receive a lump sum payment equal to approximately three times his average annual compensation, as defined in the agreement, during the Base Period. Simultaneously with the authorization of Mr. Liebman's employment agreement by the Board, the Company granted to Mr. Liebman options to purchase 100,000 shares of Common Stock. The Company has also established a trust, pursuant to which income earned on the trust principal fund of $300,000 is accumulated for payment to Mr. Liebman upon his retirement from the Company, with the principal fund then being returned to the Company. However, the assets of the trust are subject to claims of creditors of the Company in the event of its insolvency. The trust earned $108,114 in fiscal year 1998.

COMPENSATION OF DIRECTORS

     During the fiscal year ended May 2, 1998, each director who was not an officer or an employee of the Company (an "Outside Director") received a director's fee of $8,000 per annum plus $2,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors, other than Board or committee meetings held by telephone conference call. All directors of the Company are also reimbursed for expenses. Under the 1993 Program, as amended in fiscal year 1997, the full Board of Directors, in its discretion, is authorized to grant to each Outside Director options to purchase shares of the Company's Common Stock, at option prices equal to the fair market value of the Company's Common Stock on the date of grant. During fiscal year 1998, each Outside Director received an option to purchase 4,000 shares of Common Stock pursuant to the 1993 Program. The vesting of the options and certain other terms of the options are determined by the full Board of Directors in its discretion. Typically, the terms of the options provide that the options are exercisable in full immediately upon the death of the grantee or retirement from the Board by reason of disability or upon a "change of control" of the Company (as defined in the 1993 Program). The options have a term of ten years, subject to early termination in the event the grantee retires or is removed from the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. William P. Weidner, Kevin J. Bannon and R. Timothy O'Donnell. During fiscal year 1998, Seymour Leslie served as an alternate member of the Compensation Committee; however, he is not seeking re-election at the Meeting. The Board of Directors intends to appoint a new alternate member in respect of fiscal year 1999. No member of the Company's Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks between the Company and any other entities involving any of the executive officers or directors of such other entities.

     Jefferson Capital Group, Ltd. ("Jefferson Capital"), an investment banking firm of which R. Timothy O'Donnell is the President and a principal stockholder, has served as an investment advisor to the Company on various matters.

     The Bank of New York, of which Kevin J. Bannon is an Executive Vice President, is a participant in the Company's lending syndicate. The aggregate amount of The Bank of New York's participation in the Company's outstanding borrowings pursuant to credit facilities as at the end of fiscal year 1998 was approximately $19,686,578. The Bank of New York also acts as the Company's transfer agent.

CERTAIN TRANSACTIONS

     In May 1995, the Company loaned $2.0 million to Marc P. Shore, the Chairman, Chief Executive Officer and President of the Company. The loan is due on May 4, 2000 and bears interest payable quarterly at the Applicable Federal Rate, as defined, adjusted monthly. Mandatory prepayments of the loan are required if Mr. Shore's compensation exceeds certain specified thresholds. The Compensation Committee waived the required prepayment for 1998. The aggregate principal amount outstanding under this loan as at the end of fiscal year 1998 was $2.0 million.

     In May 1997, the Company guaranteed a portion of an $8.5 million loan made by The Chase Manhattan Bank to Marc P. Shore in connection with his purchase of certain real estate. The Company's maximum liability under the guaranty is $3.0 million. The guaranty will terminate at such time as $4.3 million of the loan has been repaid by Mr. Shore, provided that: (i) the unpaid portion of the loan is less than 75% of the then fair market value of the related real estate which was mortgaged to secure the loan; (ii) Mr. Shore's annual compensation meets or exceeds the level of annual compensation at the date of the guaranty; and (iii) there are no defaults under the loan agreement. Pursuant to the terms of the loan agreement, a prepayment of $2.0 million was originally required to be made in each of November 1997, February 1998 and May 1998, with the remaining balance due in August 1998. In consideration for the Company's guaranty, Mr. Shore agreed to pay to the Company a monthly fee of 1% per annum of the outstanding guaranty amount and to reimburse the Company for expenses incurred in connection with the guaranty. In December 1997 and May 1998, the underlying loan agreement was modified, waiving the November 1997 and May 1998 payments and increasing the August 1998 payment to $6.5 million from the original amount of $2.5 million. The February 1998 payment was made.

     Bryan Shore Resnick, the sister of Marc P. Shore and Andrew N. Shore, is a travel agent with Reliable Travel, a travel agency which provides travel services to the Company. Based upon information provided to the Company by Reliable Travel, in fiscal year 1998, Reliable Travel earned approximately $135,374 in commissions, of which approximately $67,687 was paid to Bryan Shore Resnick. Such commissions were earned in the ordinary course of business and, to the best knowledge of the Company, the services performed were at terms no less favorable to the Company than had the services been provided by an unrelated third party.

     In April 1998, the Company loaned $630,000 to Howard M. Liebman in connection with his purchase of a new residence. The loan is evidenced by a note which is secured by a first priority mortgage on the property. The Company's interest in the mortgage is insured by a title insurance company. The loan bears interest at the rate of 6.5% per annum. Interest is payable annually on August 1 of each year commencing August 1, 1999. The final payment of principal and interest is due August 1, 2013. In addition, the Company may accelerate repayment of the loan in the event Mr. Liebman sells the property prior to maturity or ceases to be employed by the Company. The aggregate principal amount outstanding under this loan as at the end of fiscal year 1998 was $630,000.

SECTION 16(a) REPORTING UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the Common Stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish the Company with copies of all Section 16(a) reports filed. Based solely on the Company's review of copies of the Section 16(a) reports filed for the fiscal year ended May 2, 1998, the Company believes that all reporting requirements applicable to its executive officers, directors, and more than ten percent stockholders were complied with for the fiscal year ended May 2, 1998, except that (i) Mr. Melvin L. Braun failed to timely file a report in respect of the sale of 2,919 shares of Common Stock in January 1997; (ii) Mr. Floyd S. Glinert failed to timely file a report in respect of the sale of 7,500 shares of Common Stock in June 1997; and (iii) Mr. Marc P. Shore failed to timely file a report in respect of the transfer in December 1997 of 66,150 shares of Common Stock held by the Shore Trust, of which Mr. Shore serves as co-trustee, and in respect of the sale of 270,000 shares of Common Stock from the Estate of Paul B. Shore in June 1997.

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative stockholder return on the Common Stock for the last five years with the cumulative total return during the same period of (i) the Russell 2000 Index and (ii) a peer group selected by the Compensation Committee consisting of: R.R. Donnelley & Sons Co., International Paper Co., Gibraltar Packaging Group, Graphic Industries, Sonoco Products, Co., Union Camp Corporation and Westvaco Corporation (the "Peer Group").

     The Company has a 52-53 week fiscal year ending on the Saturday closest to April 30th of each fiscal year. Accordingly, for purposes of the line graph, the Company has selected as the "measurement period" the period beginning on May 1, 1993 and ending on May 2, 1998.

     Cumulative total returns are calculated assuming that $100 was invested on May 1, 1993 in each of the Common Stock, the Russell 2000 Index and the Peer Group, and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           AMONG SHOREWOOD PACKAGING CORPORATION, RUSSELL 2000 INDEX
                            AND SELECTED PEER GROUP

           INDEXED RETURNS FOR THE FIVE-YEAR PERIOD ENDED MAY 2, 1998

        MEASUREMENT PERIOD              SHOREWOOD
      (FISCAL YEAR COVERED)          PACKAGING CORP     PEER GROUP INDEX    RUSSELL 2000 INDEX
1993                                        100                 100                  100
1994                                     152.63               99.74               114.82
1995                                     165.79              123.41               123.11
1996                                     176.32              133.98               163.88
1997                                     192.11              138.13               163.96
1998                                     252.63              175.23               233.45

                        REPORT OF COMPENSATION COMMITTEE

OVERALL POLICY

     The Company's executive compensation program is designed to be closely linked to corporate performance and the total return to stockholders over the long-term. To that end, the Company has developed an overall compensation strategy and specific compensation plans which tie executive compensation to the Company's success in meeting specified objectives and to appreciation in the Company's stock price. The overall objectives are to attract and retain the best possible executive talent, motivate key executives to achieve the goals inherent in the Company's business strategy, link executive and stockholder interests through participation in the Company's Long-Term Incentive Plan (the "LTIP") and provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a review of the Company's executive compensation program. The review includes a comparison of the Company's executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of public corporations that represent the Company's direct competitors for executive talent. The annual compensation reviews permit an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other companies. The peer group presently utilized by the Compensation Committee is the Peer Group. See "Stock Performance Graph."

     The Compensation Committee approves the compensation of executive officers of the Company, including the individuals whose compensation is detailed in this Proxy Statement. In reviewing the individual performance of the executive officers of the Company whose compensation is detailed in this Proxy Statement, the Compensation Committee takes into account the views of Mr. Marc P. Shore, the Chairman and Chief Executive Officer of the Company, and the other members of the Board of Directors.

     The key elements of the Company's executive compensation during the last fiscal year consisted of base salary, an annual bonus and grants of stock options and restricted stock under the LTIP. The Compensation Committee's policies with respect to each of these elements, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to each individual.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION PLANS

     It is the policy of the Compensation Committee to have the executive compensation plans of the Company treated as fully tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") whenever, in the judgment of the Committee, to do so would be consistent with the business objectives of those plans. All compensation paid during fiscal year 1998 was, in fact, fully tax deductible. The Compensation Committee, however, has granted awards which may not be fully tax deductible, and reserves the right to grant future compensation awards in such amounts as it may deem appropriate in the exercise of its business judgment, notwithstanding whether those awards are fully tax deductible.

BASE SALARIES AND ANNUAL BONUSES

     Base salaries and annual bonuses for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies in the Peer Group. Annual salary adjustments and bonuses, if any, are determined by evaluating the performance of the Company and of each executive officer, and by taking into account added responsibilities. The Compensation Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. These factors are afforded varying levels of significance by the Committee depending upon the circumstances. All final determinations are subjective.

     In establishing the annual base salary of Marc P. Shore, the Company's Chairman and Chief Executive Officer, the Committee also took into account a comparison of base salaries of chief executive officers of the Peer Group, the Company's results of operations, the performance of the Company's Common Stock and the subjective assessment by the members of the Committee of Mr. Shore's individual performance.

     The Committee has established, with the approval of the Board and the Stockholders, a performance Bonus Plan for the benefit of Marc P. Shore, for the five fiscal years beginning in fiscal year 1996. The Committee has recommended and the Board has approved an amendment to the Bonus Plan to extend the term of the Bonus Plan for an additional period of three years, commencing in fiscal year 1999 and continuing through fiscal year 2003. Stockholders will be asked to approve the amendment to the Bonus Plan elsewhere in this Proxy Statement. The Bonus Plan provides for the grant of graduated performance bonuses, up to $2 million per annum, to Mr. Shore based upon yearly comparisons of the Company's earnings from operations plus depreciation and amortization. Bonuses pursuant to the Bonus Plan are payable only if certain pre-established thresholds are met. The Bonus Plan is based solely upon the performance criteria described above. For a more detailed description of the Bonus Plan, see "Approval of Amendment to 1995 Performance Bonus Plan to Extend its Term". Mr. Shore earned a bonus in the amount of $302,000 in respect of fiscal year 1998 under the Bonus Plan. (See "Executive Compensation -- Summary Compensation Table"). In addition to the Bonus Plan, the Committee may grant general discretionary bonuses to Mr. Shore.

LONG TERM INCENTIVE PLANS

     Pursuant to the 1993 Incentive Program, approved by the Stockholders in 1993, the Committee adopted the LTIP which allows various types of awards keyed to corporate performance, including stock options (focus on absolute growth in shareholder value) and Restricted Shares (focus on relative growth in shareholder value), subject to performance-based contingencies, which are made available in amounts which the Committee determines to be competitive based on the competitive market analyses described above.

STOCK OPTIONS

     Under the LTIP and the Company's other Incentive Plans, stock options are periodically granted to the Company's employees, including executive officers. The Compensation Committee sets guidelines for the size of the stock option awards based on similar factors, including competitive compensation data, as are used to determine base salaries and bonuses, if any. In the event of poor corporate performance, the Compensation Committee can elect not to award stock options. Final determinations are subjective.

     Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and generally vest in increments over a period of four or five years. This approach is designed to incentivize the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized by the option recipients unless stock price appreciation occurs over a number of years.

PERFORMANCE BASED RESTRICTED STOCK

     Under the LTIP, awards of restricted stock are made preceding a three-year or four-year performance period. The Committee, together with the Company's Chief Executive Officer, determine the size of the awards based on the same competitive compensation data as are used to determine base salaries and bonuses. Final determinations are subjective. At the end of the three-year or four-year performance period, some or all of the shares of restricted stock may vest depending upon the Company's relative shareholder growth compared to that of the Peer Group over the same period. The Peer Group for grants of restricted stock through fiscal year 1998 consists of the same companies that make up the peer group for the stock performance graph. See "Stock Performance Graph." Shares that do not vest, due to relative shareholder performance, will vest at the end of eight years assuming continued employment. Initial grants of restricted stock were made during fiscal year 1995, of which the first performance based vesting opportunity arose in April 1997 and the remaining shares are due to vest in April 2002. Additional grants of restricted stock were made during fiscal year 1998 to certain key employees and executives. See "Executive Compensation -- Summary Compensation Table -- Footnote (3)."

                                          Compensation Committee

                                          KEVIN J. BANNON
                                          R. TIMOTHY O'DONNELL
                                          WILLIAM P. WEIDNER

                            APPROVAL OF AMENDMENT TO
                    CERTIFICATE OF INCORPORATION TO INCREASE
                     THE AUTHORIZED SHARES OF COMMON STOCK

PROPOSED AMENDMENT

     The Board has approved an amendment to Article Fourth of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the authorized shares of Common Stock from 40,000,000 to 60,000,000 shares, subject to the approval by the Company's Stockholders at the Meeting. If the proposed amendment is approved by the Stockholders, the text of the first sentence of Article Fourth of the Certificate of Incorporation would be amended to read as follows:

     "FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 65,050,000 shares, consisting of 50,000 shares of Series A Preferred Stock, par value $10 per share (the "Series A Preferred Stock"), 5,000,000 shares of Preferred Stock, par value $10 per share (the "Preferred Stock") and 60,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock")."

     As of July 1, 1998, there were 40,000,000 shares of Common Stock authorized, 26,692,275 shares outstanding, 4,431,274 shares reserved for issuance, 7,624,074 shares held in treasury and 1,252,377 shares available for issuance.

REASONS FOR PROPOSED AMENDMENT

     The proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock has been recommended by the Board to assure that an adequate supply of authorized and unissued shares of Common Stock is available for corporate purposes, such as financing acquisitions with capital stock, declaring stock splits or stock dividends, raising additional equity capital and granting awards pursuant to employee benefit plans, and for such other corporate purposes as may arise. The Board believes it needs the ability to effect these types of transactions without the delay involved in obtaining Stockholder approval. Following a 3-for-2 stock split of the Company's Common Stock in May 1998, which was paid in the form of a 50% stock dividend, the Company nearly exhausted the 40,000,000 shares of Common Stock previously authorized.

     If approved by the Stockholders, the additional authorized shares of Common Stock would be available for issuance at the discretion of the Board without further Stockholder approval (subject to applicable rules of NYSE or any stock exchange on which the Company's securities may then be listed), without the delay and expense incident to holding a special meeting of stockholders to consider any specific issuance. However, the rules of NYSE currently require stockholder approval of issuances of common stock under certain circumstances.

     The additional shares of Common Stock for which approval is being sought would have the same rights and privileges as the other shares of Common Stock presently outstanding. Under the Company's Certificate of Incorporation, Stockholders do not have preemptive rights. Therefore, the effects of the authorization of additional shares of Common Stock may include dilution of the voting power of currently outstanding shares of capital stock and reduction of the portion of dividends and liquidation proceeds payable to the holders of currently outstanding shares of capital stock. In addition, the increase in the number of authorized shares of

Common Stock could have the effect of deterring a future takeover attempt. However, the proposed amendment to the Certificate of Incorporation is not the result of any specific effort to obtain control of the Company, and the Company has no current intention to use the increase in authorized Common Stock for anti-takeover purposes.

     The Board recommends a vote FOR approval of the proposed amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock.

                            APPROVAL OF AMENDMENT TO
                          1995 PERFORMANCE BONUS PLAN
                         TO EXTEND THE TERM UNTIL 2003

     The Compensation Committee has recommended and the Board of Directors has approved an amendment to the Company's performance bonus plan for Mr. Marc P. Shore, the Company's Chief Executive Officer and President, known as the 1995 Performance Bonus Plan (as amended, the "1995 Bonus Plan"). The 1995 Bonus Plan became effective on May 1, 1995 and has a term of five (5) years. The amendment would extend the term of the 1995 Bonus Plan for an additional period of three
(3) years (i.e., until 2003); all other terms of the 1995 Bonus Plan will remain unchanged. The 1995 Bonus Plan was adopted in recognition of Mr. Shore's pivotal role in providing strategic and organizational leadership to the Company. The Board believes that an annual bonus plan is an important vehicle to measure the yearly performance of Mr. Shore and to reward him for the actual results achieved during the year. Subject to Stockholder approval of the amendment to the 1995 Bonus Plan, Mr. Shore will continue to be the only individual eligible to participate in the 1995 Bonus Plan.

     The 1995 Bonus Plan is designed to comply with the exception for qualified performance-based compensation under Section 162(m) of the Code, which, but for this exception, limits the tax deductibility of compensation paid to officers named in this Proxy Statement in excess of $1 million per year. Under the 1995 Bonus Plan, for each of the eight fiscal years commencing with fiscal year 1996 (each an "Award Year"), Mr. Shore is entitled to a graduated bonus (the "Performance Bonus") based upon a comparison of the Company's earnings from operations plus depreciation and amortization (the "Performance Measure") in that Award Year with the immediately preceding fiscal year. Bonuses are payable only if pre-established thresholds are met. The size of the Performance Bonus is tied to the level of the Company's performance, as measured by the Performance Measure, with the larger bonuses available only in the case of truly superior results. The maximum Performance Bonus payable in respect of any Award Year under the 1995 Bonus Plan is $2,000,000. The grant of a Performance Bonus will result in ordinary income for Mr. Shore and all applicable tax liabilities (Federal, state, local, Social Security and Medicare). The Performance Bonus will be prorated in respect of any Award Year in which Mr. Shore's employment by the Company is terminated for any reason but for cause.

     The 1995 Bonus Plan is administered by the Compensation Committee, which is composed entirely of directors who are not officers or employees of the Company. The Committee must certify that performance thresholds have been satisfied before any payments may be made under the 1995 Bonus Plan. The Committee may make adjustments in the performance thresholds to account for extraordinary results in the Company's operations in a particular Award Year or for other reasons it may deem equitable, so long as such actions do not jeopardize the tax-deductibility of the compensation awarded under the 1995 Bonus Plan pursuant to Section 162(m) of the Code.

     Mr. Shore earned a bonus in the amount of $302,000 in respect of fiscal year 1998 under the 1995 Bonus Plan.

     Notwithstanding any provision in the 1995 Bonus Plan to the contrary, the 1995 Bonus Plan may only be operated in a manner that allows all awards under the 1995 Bonus Plan to be deductible by the Company under Section 162(m) of the Code.

     At the Meeting, the Stockholders will be asked to approve an amendment to the 1995 Bonus Plan to extend its term for an additional period of three years.

     The Board of Directors recommends a vote FOR approval of the amendment to the 1995 Bonus Plan.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP, certified public accountants, have been appointed by the Board of Directors, upon recommendation of the Audit Committee of the Board of Directors, as independent auditors for the Company to examine and report on its financial statements for the fiscal year ending May 1, 1999, which appointment is being submitted to the Stockholders for ratification at the Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The appointment of the independent auditors will be ratified if it receives the affirmative vote of the holders of a majority of shares of the Common Stock of the Company present at the Meeting, in person or by proxy. Submission of the appointment of the auditors to the Stockholders for ratification will not limit the authority of the Board of Directors to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

     The Board of Directors recommends a vote FOR the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending May 1, 1999.

                            STOCKHOLDERS' PROPOSALS

     Any proposal by a Stockholder of the Company intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive office not later than April 30, 1999 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

                                 ANNUAL REPORT

     Concurrently with the mailing of these Proxy Materials, the Company is mailing a copy of its Annual Report to Stockholders for the fiscal year ended May 2, 1998. Such Annual Report is not to be regarded as proxy solicitation material.

     UPON WRITTEN REQUEST BY A STOCKHOLDER ENTITLED TO VOTE AT THE 1998 ANNUAL MEETING, THE COMPANY WILL FURNISH THAT PERSON WITHOUT CHARGE WITH A COPY OF THE FORM 10-K ANNUAL REPORT FOR 1998 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. If the person requesting the report was not a Stockholder of Record on August 15, 1998, the request must contain a good faith representation that the person making the request was a beneficial owner of the Common Stock of the Company at the close of business on such date. Requests should be addressed to Shorewood Packaging Corporation, Investor Relations Department, 277 Park Avenue, New York, New York 10172-0124.

                                 OTHER BUSINESS

     Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

                   SOLICITATION AND EXPENSES OF SOLICITATION

     Officers and employees of the Company may solicit proxies. Proxies may be solicited by personal interview, mail, telegraph and telephone. No compensation will be paid by the Company to any person in connection with the solicitation of proxies. Brokers, bankers and other nominees will be reimbursed for out-of-pocket and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Company's stock. The cost of preparing this Proxy Statement and all other costs in connection with solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company.

     Even if you plan to attend the Meeting in person, please sign, date and return the enclosed proxy promptly. If you attend the Meeting, your proxy will be voided at your request and you can vote in person. A postage-paid return-addressed envelope is enclosed for your convenience.

     Your cooperation in giving this matter your immediate attention and in returning your proxies will be appreciated.

                                          By order of the Board of Directors,

                                          Andrew N. Shore
                                          Secretary
August 20, 1998

                        SHOREWOOD PACKAGING CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 23, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints MARC P. SHORE and ANDREW N. SHORE or either of them, each with full power of substitution, proxies of the undersigned to vote all shares of Common Stock, par value $.01 per share, of Shorewood Packaging Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on the 23rd day of September 1998 at 9:30 a.m. at The Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Room C, New York, New York, and at all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. Said proxies are instructed to vote as follows:

   THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL OF THE ABOVE PROPOSALS.

                                             SHOREWOOD PACKAGING CORPORATION
                                             P.O. BOX 11344
                                             NEW YORK, N.Y. 10203-0344
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          /    /


1. The election of all nominees         FOR all nominees              WITHHOLD AUTHORITY to vote                   *EXCEPTIONS
   for directors listed below.          listed below      / /         for all nominees listed below   /  /

   Nominees: Marc P. Shore and Howard M. Liebman

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME
   IN THE SPACE PROVIDED BELOW.)
   *Exceptions _____________________________________________________________________________________________________________________

2. The approval of an amendment to the Company's Certificate of    3. The approval of an amendment to the Company's 1995 Performance
   Incorporation to increase the number of authorized shares of       Bonus Plan to extend its term for an additional period of
   common stock from 40,000,000 to 60,000,000.                        three years.

   FOR   /  /            AGAINST  /  /            ABSTAIN  /  /       FOR   /  /            AGAINST  /  /          ABSTAIN  /  /

4. The ratification of the selection of Deloitte & Touche LLP as   5. In accordance with their best judgment with respect to any
   the independent auditors of the Company for the fiscal year        other business that may properly come before the meeting.
   ending May 1, 1999.
                                                                                                                   Change of address
      FOR   /  /            AGAINST  /  /            ABSTAIN  /  /                                                 and or Comments,
                                                                                                                   mark here.

                                                                                            (Please sign exactly as name appears
                                                                                            hereon. Proxies should be dated when
                                                                                            signed. When shares are held by joint
                                                                                            tenants, both should sign. When signing
                                                                                            as attorney, as executor, administrator,
                                                                                            trustee or guardian, please give
                                                                                            full title as such. Only authorized
                                                                                            officers should sign for a corporation.
                                                                                            If shares are registered in more than
                                                                                            one name, each joint owner should sign.)

                                                                                            Dated:____________________________, 1998

                                                                                            ________________________________________
                                                                                                           (Signature)
                                                                                            ________________________________________
                                                                                                    (Signature if held jointly)

                                                                                            VOTES MUST BE INDICATED (X)
                                                                                            IN BLACK OR BLUE INK               / X /

   PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
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